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                                     Global
                                      Gold
                                  Corporation
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                  GLOBAL GOLD ANNOUNCES THE ACQUISITION OF A 20
                 THOUSAND PLUS HECTARE PLACER AND HARD ROCK GOLD
                                PROPERTY IN CHILE

Greenwich, CT--September 7, 2007 - Global Gold Corporation (OTCBB-GBGD), is pleased to announce that the Company has entered into an agreement with members of the Quijano family by which Global Gold has the option to earn a 51% interest in the Madre de Dios property in south central Chile, near Valdivia. Mining history in this region goes back to at least 1556.

Van Krikorian, Chairman and Chief Executive Officer of Global Gold Corp. stated, "This is a significant and transformational acquisition for us. To consolidate mining claims of this size in a region with this rich a history and potential is remarkable. Our intentions are to continue exploration and begin production by the second quarter of 2008. We have already initiated a work program to focus on the continuity of the gravel deposits, outline economic placer gold deposits and develop the hard rock sites, some of which had been previously explored in the early and mid 1990s."

The mineral concessions were acquired by the joint venture partner, by map staking and Ministerial approval. Global Gold has retained Scott Wilson Roscoe Postle, a leading independent geological and mining consulting firm to conduct a property review. After preliminary due diligence, Global Gold made the first 250,000 euro payment toward the acquisition and paid government fees on September 5 and 6, 2007.

The Madre de Dios property encompasses four mineral claim groups covering over 20,000 hectares (ha) in south-central Chile.
They consist of:
Mariquina:         100 claims covering approximately 15,085 ha.
Mafil:             35 claims covering approximately 3,750 ha.
Lanco:             45 claims covering approximately 5,440 ha.
Panguipulli:       6 claims covering approximately 510 ha.

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The placer deposit is known to exist in a paleochannel which winds through the property The overall length of the mineralized paleochannel is estimated to range from 20 km to 50 km, and the gravel deposits have approximately the following dimensions: Length- 1 km to 3 km; Width- 80 m to 400 m; Thickness- 15 m to 40 m; and Overburden thickness- 2 m to 15 m. The actual gold grade is unknown, but gold is reported to be present everywhere, with the size of the nuggets ranging from 10 g to 50 g, and occasionally up to 120 g. The largest nugget discovered in the area is 126 g.

The area is located approximately 700km south of Santiago, Chile and is accessible by the Pan American Highway, approximately 60km from Valdiva with paved and gravel roads. Local infrastructure is available at San Jose de la Mariquina and nearby towns. Infrastructure at the site includes electrical power, cell phone network and road building equipment. Water, both industrial and potable, is drawn from wells.

Visible gold occurs in the gravels Field sampling of the bottom part of the gravels from various tunnels produced:

- 80 g Au/m(3) from blue gravel at the Amparo Tunnel.
- 200 g Au/m(3) from blue gravel at the Amparo Tunnel.
- 147 g Au/m(3) from blue gravel at the Cosme Tunnel.
- 2 g of gold from +/-1 m(3) of gravel at the Guadalupe Mine.
- Numerous gold grains (= 1mm) recovered from fine-grained magnetite-rich sands at Roble South and La Fortuna sites.

The acquisition is subject to final documentation and further due diligence to be completed by October 14, 2007. Key agreement terms include: A 500,000 euro deposit, (of which 250,000 euros was released on Sept. 5, 2007); provided the subsequent due diligence is also satisfactorily completed, the additional 250,000 euros will be released on or before October 1, 2007; if Global Gold elects to continue, a joint venture company will be formed with equity interests at 51%-49% in favor of Global Gold (including 3 directors two of whom will be appointed by Global Gold); also upon formation of the joint venture company and transfer of properties, the payment of an additional 500,000 euros will be made; Global Gold commits to finance at least one plant and mining operation within 6 months as well as a mutually agreed exploration program to establish proven reserves; if that is successful, two additional plants/operations will be financed within a year; from the profits of the joint venture, Global Gold will pay its partner an extra share based on the following scale of 28 million euros for (a) 5 million ounces of gold produced in 5 years or (b) 5 million ounces of gold proven as reserves according to Canadian 43-101 standards in 5 years, (if production is only 2.5 million ounces in 5 years, the extra profit share totals only 14 million euros, and if production in 5 years is 10 million ounces of gold the extra profit share would total 56 million euros).

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Global Gold Corporation is an international gold mining, development and exploration company with mining properties in Armenia, Chile and Canada, committed to building shareholder value and maintaining social and environmental responsibilities. Global Gold Mining LLC operates in Armenia as a subsidiary of Global Gold Corporation. Global Gold Uranium LLC, a wholly owned subsidiary of Global Gold Corporation, is engaged in the exploration for and development of uranium deposits in the province of Newfoundland and Labrador.

More information can be found at www.globalgoldcorp.com.

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Contact Information:

Andrew Barwicki, Investor Relations
203-422-2320